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                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                              1300 Hall Boulevard
                             Bloomfield, CT 06002

               INDIVIDUAL RETIREMENT ANNUITY QUALIFICATION RIDER

This Rider modifies the Contract/Certificate (hereinafter referred to as Contract) to which it is attached so that it may qualify as an Individual Retirement Annuity (IRA) under Section 408(b) of the Internal Revenue Code of 1986, as amended (the "Code") and applicable regulations. The provisions in this Rider supersede any contrary provisions in the Contract, including the provisions of any other riders or endorsements issued with the Contract. The following conditions, restrictions and limitations apply.

EXCLUSIVE BENEFIT     This Contract is established for the exclusive benefit of
                      You and Your beneficiaries. If this is an inherited IRA within the meaning of Code Section 408(d)(3)(c) maintained for the benefit of a designated beneficiary of a deceased individual, references in this document to "You" or "Your" are to the deceased individual.

OWNER AND ANNUITANT   Unless otherwise permitted by the Code, the owner and
                      annuitant (hereinafter collectively referred to as You or Your) of this Contract must be the same individual and cannot be changed after the Contract Date. A joint owner and/or a contingent annuitant cannot be named under this Contract.

FIXED PREMIUMS        This contract does not require fixed premiums.

TRANSFER OF           Your interest in this Contract may not be sold, assigned,
OWNERSHIP/ASSIGNMENT  discounted, or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose to any person. No loans shall be made under this contract, unless permitted by the Code. Certain rules may apply in the case of a transfer pursuant to divorce under the terms of a Court Order or separation agreement, as defined in Code Section 408(d)(6).

CREDITOR CLAIMS       To the extent permitted by law, Your rights or benefits or those of the beneficiary under this Contract shall not be subject to the claims of creditors or any legal process.

NONFORFEITABILITY     Your entire interest in this Contract is nonforfeitable.

CONTRIBUTION LIMITS   All contributions to this Contract must be in cash. Except in the case of a rollover contribution as permitted by
                      Section 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)
                      (10), 408(d)(3) or 457(e)(16) of the Code, a nontaxable transfer from an individual retirement plan under Section
                      7701(a)(37) of the Code, or a contribution made in accordance with the terms of a Simplified Employee Pension
                      (SEP) program as described in Section 408(k) of the Code, ongoing contributions to this Contract (if permitted) shall not exceed the annual limits in accordance with Sections 408(b) and 219(b) of the Code (or such other amount provided by applicable federal tax law). In particular, unless otherwise provided by applicable federal tax law:

                      A. The total cash contributions shall not exceed $5,000 for any taxable year beginning in 2008 and years thereafter. After 2008, the limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(D). Such adjustments will be in multiples of $500.

                      B. In the case of an individual who is 50 or older, the annual cash contribution limit is increased by $1,000 for any taxable year beginning in 2006 and years thereafter.

                      No contribution will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an individual retirement account under Code Section 408(a) or an individual retirement annuity under Code
                      Section 408(b) used in conjunction with a SIMPLE IRA plan, prior to the expiration of the two-year period beginning on the date the Owner first participated in that employer's SIMPLE IRA plan.

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                      If this is an inherited IRA within the meaning of Code
                      Section 408(d)(3)(c), no additional contributions will be accepted.

COMPENSATION          Compensation means wages, salaries, professional fees, or
                      other amounts derived from or received from personal service actually rendered (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income as defined in Code Section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan).
                      For purposes of this definition, Code Section 401(c)(2) shall be applied as if the term trade or business for purposes of Code Section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includable in gross income
                      (determined without regard to Code Section 112).
                      Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term
                      "compensation" shall include any amount includable in the individual's gross income under Code Section 71 with respect to a divorce or separation instrument described in Code Section 71(b)(2)(A). The term "compensation" also includes any differential wage payments as defined in Code
                      Section 3401(h)(2).

ROLLOVERS             Pursuant to IRC Section 408(d)(3)(A), to the extent that a distribution from this IRA would be included in income if not rolled over, you may roll over such distribution within 60 days to an eligible retirement plan. An eligible retirement plan includes another traditional IRA, a qualified pension, profit sharing or stock bonus plan, a
                      Section 403(b) tax sheltered annuity and an eligible 457 governmental plan. This IRA contract may receive eligible rollover distributions from these plans as well.

                      Distributions You roll over from retirement plans or arrangements described above to this Contract must be completed by means of a direct transfer or rollover in accordance with Code Section 401(a)(31) in order to avoid the mandatory 20% income tax withholding from the distribution and a possible 10% additional tax penalty under Code Section 72(t). You may replace amounts withheld from other sources to complete the full rollover, but the 10% penalty may continue to be due if You do not specify that the transfer of the distribution be conducted by direct transfer or rollover.

REQUIRED MINIMUM
DISTRIBUTIONS         Notwithstanding any provision of this Contract to
                      the contrary, the distribution of an individual's interest in the Contract shall be made in accordance with the minimum distribution requirements of Code Section 408(b)
                      (3) and 401(a)(9) of the Code and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the Contract (as such "interest" is described in the subsection of this Rider titled "Distributions Upon Your
                      Death") must satisfy the requirements of Code Section 408
                      (a)(6) and the regulations thereunder, rather than the subsection of the Rider titled "Distributions During Your
                      Lifetime" and the subsection of this Rider titled
                      "Distributions Upon Your Death".

                      DISTRIBUTIONS DURING YOUR LIFETIME
                      ----------------------------------

                      Your entire interest in the Contract must be distributed or begin to be distributed by Your required beginning date, which is the April 1st following the calendar year in which You reach age 70 1/2, or such later date provided by applicable federal tax law. For each succeeding year, a distribution must be made on or before December 31st. By the required beginning date, You may elect to have the balance in the Contract distributed in one of the following forms:

                        1.  a single sum payment;

                        2. equal or substantially equal payments over Your life;

                        3. equal or substantially equal payments over the lives of You and Your designated beneficiary (within the meaning of Code Section 401(a)(9)); or

                        4. equal or substantially equal payments over a specified period that may not be longer than the joint life and last survivor expectancy of You and Your designated beneficiary.

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                      Payments must be made in periodic payments at intervals of no longer than 1 year and must be either non-increasing or they may increase only as provided in Q&As-1, -4, and -14 of Section 1.401(a)(9)-6 of the Income Tax Regulations. Also, to the extent permitted under the Contract, payments may be changed in accordance with the provision of Q&A-13 of Section 1.401(a)(9)-6 of the Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9)-6 of the Income Tax Regulations.

                      The distribution periods described above cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Income Tax Regulations. The first required payment can be made as late as April 1 of the year following the year the individual attains age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

                      If this is an inherited IRA within the meaning of Code
                      Section 408(d)(3)(C), this subsection "Distributions During Your Lifetime" does not apply. See "Distributions Upon Your Death" for the applicable rules.

                      MINIMUM AMOUNTS TO BE DISTRIBUTED
                      ---------------------------------

                      If Your interest is to be distributed in other than a lump sum or substantially equal amounts as discussed above, then the amount to be distributed each year, commencing at Your required beginning date, must be at least equal to an amount prescribed under Code Section 408(b) and 401(a)(9) and any relevant rules and regulations.

                      DISTRIBUTIONS UPON YOUR DEATH
                      -----------------------------

                      If You die on or after required distributions commence, the remaining portion of Your interest (if any) shall be distributed at least as rapidly as under the method of distribution in effect as of the date of Your death.

                      If You die before required distributions commence, and unless otherwise permitted under applicable law, Your entire interest will be distributed as follows:

                           a. If Your interest is payable to a designated beneficiary, except as provided in (b), (c) and
                               (d) below, the designated beneficiary may elect to receive the entire interest over the life of the designated beneficiary or over a period not extending beyond the life expectancy of the designated beneficiary, commencing on or before December 31st of the calendar year immediately following the calendar year in which You died. Such election by the designated beneficiary must be irrevocable and must be made no later than December 31st of the calendar year immediately following the calendar year in which You died. If this is an inherited IRA within the meaning of Code Section 408(d)(3)(C) established for the benefit of a non-spouse designated beneficiary by a direct trustee-to-trustee transfer from a retirement plan of a deceased individual under
                               Section 402(c)(11), then, notwithstanding any election made by the deceased individual, the non-spouse designated beneficiary may elect to have distributions made under this paragraph if the transfer is made no later than the end of the year following the year of death.

                           b. If there is no designated beneficiary, or Your beneficiary elects this option, Your entire interest in this Contract will be distributed by December 31 of the calendar year containing the fifth anniversary of Your death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph (c) below).

                           c. If the sole designated beneficiary in (a) above is Your surviving spouse, the surviving spouse may elect to receive the entire interest in equal or substantially equal payments over the life of the surviving spouse or over a period not extending beyond the life expectancy of the surviving spouse, commencing at any date on or before the later of:

                                  (i)  December 31 of the calendar year
                                       immediately following the calendar year
                                       in which the Annuitant died; or

                                 (ii) December 31 of the calendar year in which You would have attained age 70 1/2. Such election by the surviving spouse must be irrevocable and must be made no later than the earlier of December 31 of the calendar year

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                               containing the fifth anniversary of Your death,
                               or the date distributions are required to begin pursuant to the preceding sentence.

                      If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph (b) above. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

                      If the sole designated beneficiary of this IRA is Your surviving spouse, he or she may elect to treat the Contract as his or her own, whether or not distributions had commenced prior to Your death. This election will be deemed to have been made if such surviving spouse makes a contribution to this Contract (if permitted) or fails to elect any of the above provisions. The result of such an election is that the surviving spouse will be considered the individual for whose benefit the IRA is maintained and distributions will be based on the surviving spouse's age and life expectancy.

                      Unless otherwise provided by applicable federal tax law, life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (a) or (c) and reduced by 1 for each subsequent year. If benefits are payable under one of the annuity options under the Contract, life expectancy shall not be recalculated.

                      Unless otherwise provided under applicable federal tax law, the "interest" in this IRA Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations. Also, prior to the date that the Contract is annuitized, the "interest" in the Contract includes the actuarial present value of any additional benefits provided under this IRA Contract (such as survivor benefits in excess of the dollar amount credited to You or Your beneficiary under the Contract) under Q&A-12 of Section 1.401(a)(9)-6 of the Income Tax Regulations.

                      For purposes of this Section of the Rider, required distributions are considered to commence on Your required beginning date or, if applicable, on the date distributions are required to begin to Your surviving spouse under (c) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6 of the Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

                      ALTERNATIVE CALCULATION METHOD
                      ------------------------------

                      An individual may satisfy the Minimum Distribution Requirements under Section 408(a)(6) and 408(b)(3) of the Code by taking a distribution from one IRA that is equal to the amount required to satisfy the minimum distribution requirements for two or more IRAs. For this purpose, the owner of two or more IRAs may use the alternative method described in Q&A-9 of Section 1.408-8 of the Income Tax Regulations, to satisfy the minimum distribution requirements described above. Under such circumstances, You shall be responsible for determining that the Minimum Distribution Requirements are met and We shall have no responsibility for such determination. Withdrawal Charges, if otherwise applicable, will not be applied to the extent of a distribution required under Code Sections 401(a)(9) and 408(b)(3) with respect to this Contract.

                      The required minimum distributions payable to a designated beneficiary from this IRA may be withdrawn from another IRA the beneficiary holds from the same decedent in accordance with Q&A-9 of Section 1.408-8 of the Income Tax Regulations.

REPORTS As the issuer of this Contract, We will furnish You reports concerning the status of this Annuity at least annually and such information concerning required minimum distributions

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                      as is prescribed by the Commissioner of Internal Revenue.


ADMINISTRATIVE        As issuer of this Contract, We have the right to interpret
COMPLIANCE/AMENDMENT  its provisions in accordance with the Code and regulations thereunder in order to comply with Federal income tax rules and to maintain this Contract's qualification as an IRA under Section 408(b). If the Code and related law, regulations and rulings require a distribution greater than described above in order to keep this Annuity qualified under the Code, we will administer the Contract in accordance with these laws, regulations and rulings.
                      This contract may be amended by Us at any time to maintain its qualified status under Section 408(b) of the Code, following all necessary regulatory approvals. Any such amendment may be made retroactively effective if necessary or appropriate to conform to the requirements of the Code
                      (or any State law granting IRA tax benefits).

MetLife Insurance Company of Connecticut has caused this Rider to be signed by its Secretary

                                      [
                                         /s/ Isaac Torres
                                         -------------------------
                                                            ]
                                      [SECRETARY]

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